                                                                    EXHIBIT 24.2

         I, Ann C. Mule', General Attorney and Corporate Secretary of Sun Company, Inc., hereby certify that the following is a true, correct and complete copy of a resolution adopted at a meeting of the Board of Directors of Sun Company, Inc., duly called and held on November 7, 1996, at which a quorum was present and acting throughout, and that no action has been taken to rescind or amend said resolution and that the same is now in full force and effect:

                 RESOLVED, That subject to the approval by holders of a majority of the shares voting at the Corporation's 1997 Annual Meeting, the Sun Company, Inc. Long-Term Performance Enhancement Plan (the "Plan") is approved in the form attached to this resolution as "Exhibit LTPEP," with such amendments or modifications as may be approved by the Chairman, Chief Executive Officer and President, and the Senior Vice President and Chief Administrative Officer of the Corporation, before submission of the Plan to the shareholders; provided, that the maximum number of shares, which may be issued pursuant to the Plan, shall not exceed 4 million shares of the Common Stock, $1 par value, of this Corporation (or such number as may be authorized by adjustments under Section 6.8 of the Plan); and

                 FURTHER RESOLVED, That subject to the authorization of the Compensation Committee, the Chairman, Chief Executive Officer and President, or the Senior Vice President and Chief Administrative Officer, or their delegates are authorized and directed to sign, in the name of and on behalf of this Corporation, agreements and amendments thereto evidencing stock options, incentive stock options, limited rights and common stock units, and any other agreements, notes or instruments of any kind whatsoever, and to take such other action as the Compensation Committee may authorize or direct; and

                 FURTHER RESOLVED, That the Chairman, Chief Executive Officer and President, the Senior Vice President and Chief Financial Officer, and the Comptroller are authorized to sign and file with the Securities and Exchange Commission a registration statement, and amendments or supplements thereto, registering interests to be awarded under the Plan and up to 4 million shares of the Common Stock, $1 par value, of this Corporation to be issued in accordance with the Plan (or such number of shares as may be authorized by adjustments under Section 6.8 of the Plan), and to take such further action to register or qualify the offer, sale and issuance of the foregoing interests and shares in accordance with the securities laws and regulations of any state or foreign country as may be required; and

                 FURTHER RESOLVED, That the Chairman, Chief Executive Officer and President, the Senior Vice President and Chief Administrative Officer of the Corporation, and any respective delegate thereof (each such officer and/or delegate being an "Authorized Officer") be, and each hereby is, authorized, empowered and directed, on behalf of the Corporation and in its name, to do all acts and things whatsoever as may be in any way necessary or desirable in order to effectuate or carry out the purposes and intent of the foregoing resolutions.


                                  /s/ ANN C. MULE'
                                  ---------------
                                  Ann C. Mule'
                                  General Attorney and Corporate Secretary

Philadelphia, PA
July 8, 1997                                               [CORPORATE SEAL]